Exhibit 99.1

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

FTI CONSULTING

Moderator: Eric Boyriven

May 05, 2010

8:00 a.m. CT

Operator: Good day and welcome to the FTI Consulting conference call. As a reminder, today’s call is being recorded.

For opening remarks and introductions, I’d like to turn the call over to Eric Boyriven of FD; please go ahead, sir.

Eric Boyriven: Good morning and welcome to the FTI Consulting conference call to discuss the company’s 2010 first quarter results which were reported earlier this morning.

Management will begin with formal remarks after which we will take your questions. Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934 that involve uncertainties and risks.

Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results, and performance expectations, plans or intentions. Business trends and other information that is not historical including statements regarding estimates of our future financial results.

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements investors should review the safe harbor statement in the earnings press release we issued this morning a couple of which is available on our Website at www.fticonusulting.com as well as the disclosures under the heading risk factors and forward-looking information in our most recent form 10-K and in our filings with the Securities and Exchange Commission.

Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this earnings call. During the call, we will discuss certain non-GAAP financial measures such as EBITDA. For a discussion of these non-GAAP financial measures as well as reconciliations of these non-GAAP financial measures to the most nearly comparable GAAP measures investors should review the earnings press release we issued this morning.

With these formalities out of the way, I’d like to turn the call over to Jack Dunn, President and Chief Executive Officer. Jack, please go ahead.

Jack Dunn: Thank you, Eric. Good morning and thank you for joining us to discuss our first quarter 2010 results. These results were released first thing this morning and I hope you have had a chance to review them. If you have not, they are available on our Website at www.fticonsulting.com.

With me today on the call this morning are Dennis Shaughnessy, our Chairman; David Bannister our Chief Financial Officer; Dom DiNapoli, our Chief Operating Officer; and Roger Carlile, our Chief Administrative Officer.

I will review the quarter briefly and then we’ll be happy to answer your questions. First, while I try to do it often in deference to your tedium I would like to reiterate something that was said in the press release this morning. The first quarter of 2009 as we said at the time was going to be a

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

monster to beat. The restructuring market was worrying and we were up to our elbows in two of the largest financial frauds of all time.

And while I’m a realist enough to know that perhaps no one heard, no on listened or perhaps even cares about that challenge, it should not be lost in assessing this quarter. We had a record year last year and in an economy and a market where many didn’t. And it is a tribute to our game plan of diversified services and most of all to our great people that we are solidly off to another.

In the quarter, the evolution in the global economy that we discussed two months ago when reporting our year end results continued to determine the narrative. First quarter GDP growth in the U.S. slowed from the fourth quarter sending mixed signals. The financial markets continued to improve with the Dow up 500 points in the quarter and corporate earnings very strong. But revenue growth is still constrained and unemployment appears to be stuck at almost 10%.

Globally, the headlines are ash drowning the airways, oil drowning the waterways and Greece drowning the euro. Asia appears stronger even to the point of capacity concerns, but a rising response of protectionism has caused some concerns about a bubble bursting in China. So our crystal ball is, I’m sure like that of many of you, misted in oil, ash and Greece remains cloudy.

Given that background, we believe the first quarter was a good test of our game plan to build a diversified platform of services to help our clients in all phases of the economic cycle. I am happy to say it unfolded much as we anticipated. First, as you would expect, as a major participant in business restructuring and bankruptcy matters we saw a slowing of new matters. During the first quarter, improving corporate earnings prospects coupled with the strongest high yield market in history allowed many financial unstable companies to refinance obligations or at least kick the can down the road effectively deferring the need for our services to some later date.

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

Despite this, we expect 2010 to be a good year for the restructuring business. In fact, the second best in its history just not quite up to the standards that were set in the record results of 2009.

Evidence of the return of economic stability and hints of an upturn were most evident in our economic consulting segment. This practice tends to see opportunities early relative to other practices because of its intimate involvement in the strategy feasibility and planning of our clients be it investigating potential strategic mergers, consultation on complex damage claims, or preparedness to respond to regulatory enforcement, our professionals tend to get the call first.

New matter openings were up about 25% compared to the prior year so the phones are definitely ringing. The segment that is arguably most sensitive to corporate spending and management confidence, strategic communications saw a second consecutive quarter of net annualized retainer increases pretending some return to normalcy as companies seek to address their ongoing communications needs.

Still, corporate budgets are tight and transaction work, M&A and IPO, activity continue at a much slower pace than the in the 2005 to 2008 timeframe.

FLC and Technology both had good quarters especially in light of lapping a quarter that had the Madoff and Stanford matters at their heights. With revenues up nicely from the fourth quarter and as importantly a number of engagements in new high profile matters for major companies. As a result, consolidated revenues were up from last year and from the fourth quarter. Consolidated EBITDA margins were strong at 21.7% and adjusted EPS of 67 cents was up 12%.

Before I discuss the individual segments, I’d like to go over a couple of items that affect these results. As we discussed with you on year end call, we took a number of actions in the first quarter and as a result incurred a special charge totaling $30.2 million or 38 cents per share. The actions underlying this charge were carefully planned and are intended to eliminate a number of

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

redundancies in people and real estate that resulted from the 20 acquisitions we had completed over the last several years.

We also needed to realign our head count to existing demand and have reduced headcount by approximately 150. This special charge will require the use of approximately $22 million in cash, with the balance compromised of non-cash items. While the benefits of the special charge are contemplated in our guidance for information purposes the annual savings are estimated to be in excess of $30 million.

In another move, as of January 1 of this year, we moved our financial on enterprise data analytic sub practice known as FEDA from the Technology segment to FLC. FEDA is a group of highly skilled consultants who use a variety of third party tools to analyze complex structured data. Logically, it can fit in either segment, but new business generation and integrated staffing opportunities argue that it fits more closely with the FLC segment.

Now, to our performance in the quarter. We reported revenues of $350 million compared to $347.8 million in the same period last year. Adjusted EBITDA which excludes the special charge increased to $75.9 million from $74 million a year ago. Adjusted earnings per share excluding the special charge were 67 cents compared to 60 cents last year. Our weighted shares outstanding in the quarter were $48.1 million versus $53 million in the same period last year, the reduction a result of our share repurchase.

Our Corporate Finance/Restructuring segment had a decline in revenue in the first quarter compared to last year caused by record new issues in the high yield market, a more empathetic bank lending market particularly for larger credits and improving corporate profitability prospects.

Corporate Finance revenues of $117.5 million in the quarter were down about 8% from the 2009 first quarter and in line with our expectations. While business has slowed compared to

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

the record levels achieved in 2009, we believe demand for restructuring will continue to be better than average for at least the next year or two.

Corporate Finance results are heavily influenced by our core U.S. restructuring activities but also includes several practices that while smaller tell a different story. Revenue in our CM&E practice, communications, media and entertainment, was up 39% in the quarter as this highly respected industry focused team found a variety of ways to serve clients.

Our Corporate Finance revenue outside the U.S. was up 60% as we continue to pursue growth and assist clients around the world. And our TAS business, the transaction advisory services group saw new matters increasing. Adjusted EBITDA in Corp Fin was $34.7 million or 29.6% of the segment’s revenues compared to adjusted EBITDA of $40.7 million or 31.9% of revenue reported a year ago. This 29.6% margin is more typical of this segment over time. As part of the actions underlying the special charge we reduced headcount in Corporate Finance by about 70 people and we’ll continue to monitor demand as the year progresses.

The Economic Consulting segment continues to build on the momentum that began in the third quarter of last year. Revenues increased 23% to $67.3 million with all of this growth being organic. And it represented another record quarter, I believe, the fifth in a row. Demand was derived from an improved environment for dispute related engagements, notably those emanating from securities valuations work arising from the credit crisis and recession. Our new offices in London, New York and the West Coast were also important contributors to the revenue growth. The segment also continued to grow into its more normalized margins as investments over the last year began to pay off. Adjusted EBITDA for Econ in the quarter was $13.5 million approximately 20% of revenues up from $10.3 million or 18.8% in the prior year.

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

The Technology segment also performed well in the quarter. Their strong position in the market enabled them to be chosen for several new very large investigation litigation and bankruptcy cases. Revenues were $43.4 million compared to $44.3 million in the prior year. The key demand drivers for our Technology segment continue to be complex, cross border litigation, multidistrict jurisdiction, products liability litigation, government enforcement, regulatory investigations and large contested merger activity.

All of these demand drivers are still relatively slow although picking up and a return to significant growth for Technology will likely be dependent on improvements in these drivers.

Reduced overhead expense contributed to the segment having exceptional margins in the quarter. Also most encouragingly, the segment’s continuing efforts in pricing strategy and value engineering produced an increase in unit volumes in the hosting and processing businesses that more than offset the continuing price pressure that affects any technology business. For example, production pages were up 28% and hosting volumes were up 43% in the quarter. First quarter adjusted EBITDA increased 31.8% to $17.3 million from $13.1 million a year ago. The segment’s adjusted EBITDA margin of 39.8% was well above the 29.5% of a year ago and was near the top end of our range of expectations for the business. Importantly, though, we continue to invest in the business and R&D expense for the quarter remained unchanged from a year ago period of $5.4 million.

As we mentioned on our last call, during the quarter, we launched Acuity our integrated e-discovery and automated document review offering. Acuity allows us to help clients improve results and save money in the document review portion of the e-discovery continuum. Document review is the largest cost driver in the process, perhaps on the magnitude of $6 of every $7 spent in a service offering that heretofore we had not addressed. Obviously, this opens up great potential for us.

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

The dynamics effecting our Forensic and Litigation Consulting segment in the quarter were relatively unchanged from recent periods. FLC’s first quarter revenues of $78.7 million compared to $78.4 million in the year ago period. As mentioned, the year ago period benefited from several large financial fraud cases that while continuing have substantially scaled down in size so all of these revenue had to be replaced.

The litigation market continues to have below average demand but the segment benefited from growth and practices focused on construction and international investigations. Adjusted EBITDA of $19.8 million in the quarter declined slightly from $21.9 million a year ago as a result of slightly lower utilization. The adjusted EBITDA margin was 25.1% and a very nice improvement from the fourth quarter.

As we look at and plan for FLC it has many of the same characteristics of our Economics segment last year. You will note that we have added significant headcount compared to last year notably in professionals who address SEC and other investigatory actions and our international business is also expanding. So we are hopeful that our growth opportunities in FLC in some sense parallel the economic pattern of the last 12 months.

The Strategic Communication segment have revenues of $43.2 million compared to $42.8 million a year ago and adjusted EBITDA was $5.7 million also flat with the year ago as were adjusted EBITDA margins of 13.3%. While corporate budget constraints are still very tight for the second consecutive quarter, the segment had an increase in annualized retained revenues as sign of growing market share and an indication that markets are returning to normal.

There were also some anecdotal successes in the quarter. Our Communication segment was, again, the global leader in M&A communications for the quarter. They are habitually the volume leader but in this quarter, they also led the lead table for total deal value. In addition, they

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

manage the communications around the largest IPO year-to-date in the U.S. and FD in the U.S. was named by the Holmes Report as the financial communications agency of the year.

From a financial standpoint during the quarter, we experienced our normal pattern of using cash and operations as we pay for our annual incentive compensation to our employees and fund the majority of our contingent acquisition payments. We had another good quarter for receivable collections and ended the quarter with $81 million in cash. Our financial position is strong and we have $171 million of availability under our credit facility.

Our clients have challenges and opportunities in both good and bad times. The nature of those challenges may change from the downside of the cycle to the upside but even the good challenges associated with expansion carry risks to the enterprise and require astute counsel. They face risks and opportunities in making acquisitions, in entering new geographical regions and markets and contending with errant employees and losing competitive advantage to others.

And as we leave the worst recession in a generation there is also pronounced pressure from the public, from governments and from regulators to find out who inflicted the damages during the downturn, how much damage was incurred and punish the wrong doers and prevent it from happening again.

The destruction of value was profound and it appears likely the resulting level of regulatory activity will be significant. We are seeing the beginning of stages of that right now. We are extremely well positioned to advise on the ample challenges based on the diversity of our business across industries, practices, and geographies and the outstanding quality of our professionals.

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

The distinctive knowledge, the thought leadership of our – that our professionals offer our clients truly allows us to provide critical thinking at the critical time. With that, I’d now like to open it up for your questions. Camille?

Jack Dunn: Operator, I believe we’re ready for questions.

Operator: Sorry about that. Thank you. Mr. – the question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone. If you’re using a speakerphone, please make sure to use your mute function – make sure your mute function is off to allow your signal to reach our equipment. Once again, press star 1 on your touch-tone telephone to ask a question.

And our first question comes from Tim McHugh with William Blair & Company.

Tim McHugh: Yes, good morning, guys.

Jack Dunn: Good morning, Tim.

Tim McHugh: First, I wanted to ask about the (restructuring) business if you could just give a little more color there. You mentioned that the pace of new activities obviously down which I think most people have heard about.

But can you just give us some more color on how that offsets against engagements that are ending? And are you see the normal tail on engagements that last a couple of quarter? Or are you just seeing enough middle market type of cases that are replacing those rolling off, just those dynamics, any more color there would be helpful.

Jack Dunn: Sure. I think the best person to address that would be Dom DiNapoli. Dom.

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

Dom DiNapoli: Yes, we have seen a slow down particularly in the larger cases. New case openings are down from the same period last year but you know we are seeing still a significant number of middle market cases which are smaller in size, therefore you know their fees aren’t as high.

But you know we are seeing healthcare starting to pick up a little bit. You know last year we had some turnaround cases that are slower to get started. This year we’ve got some – on the consulting side in healthcare we’ve got more pursuits now than we’ve had for a long time. And, I think, the leader of that practice will say he doesn’t believe he’s even had that many pursuits in the hopper since he’s been with us and that’s been 5, 6, 7 years.

So you know we are cautiously optimistic on the healthcare side. The real estate, as everyone’s been predicting, the corporate real estate seems to be picking up. We won two cases last week and we pitched another big one yesterday. We haven’t heard yet, but we’ve put together a cross practice team that is compromised of the corporate finance, our SMG, our restructure – our SMG real estate practice, our forensic and litigation people that have the construction team housed within it and our financial dynamics practice that helps us in the communication.

So we’ve got a true team. We put it together on a global basis and we think that’s going to give us a competitive edge as more and more of the commercial real estate opportunities surface. We’ve also got some great results in the international side, particularly the practice that we have in Canada which works in Canada and in other places like South America, as well as we had good results in our European restructuring practice.

So all in all the practice is performing well. It’s performing pretty much as expected with the U.S. slowing down because that’s a tough act to follow you know as Jack mentioned the first quarter of 2009 is just a tremendous period one that you know is unprecedented as far as volume.

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

But it is you know it is a struggle to keep replacing the large cases when they burn off because for a large case that burns off you probably have to replace it with you know two or three middle market cases. So that’s the challenge we’re – but we’re prepared for when the large cases resurface.

Other things that we’re looking at we’ve closed on a group grab in Spain and once that team gets through their non-compete period that will – hopefully a pick-up in our international restructuring practice. And as I said there’s – we think we have a lot of opportunities outside of the United States. And you know who knows what’s going to happen with the state municipalities and we’re taking a look at how we can play best in that. We’ve got experience from prior years. We worked in the Orange County bankruptcy in California several years back.

So we’ve got a team in place ready to jump on those opportunities also.

Tim McHugh: I just – go ahead.

Dennis Shaughnessy: No, I was just – it’s Dennis. I was just going to add that it obviously we are involved in some of the sovereign state debt issues all ready in Europe and unfortunately as you look at the news this morning it doesn’t appear that there’s a quick fix there. So we would anticipate that with our expanded European practice and some of the trauma facing either on a nationalistic basis or in a private commercial basis that some of the countries that go through that we would be busy on that this year.

Tim McHugh: Is there any point this year where some of the very large cases from last year start to all slow down together? Or have you all ready seen that? Or shall we look forward to that in the middle of this year, late hits year.

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

Dom DiNapoli: It’s really a case-by-case. We have seen a slow down because many of those large cases you know began earlier last year so there has been a wind down in many of those cases. And often times they’ll now go into the litigation phase in large cases like you know Lehman Brothers for instance.

Another area that we’re focused in to grow and replace some of the U.S. cases is in Asia. We acquired a firm called Baker Tilly that’s going to help us not only on the restructuring side but also in the forensic and the (foreign) practice opportunities in Asia. They’re primarily located in Hong Kong and China.

Male: Yes, I mean nobody should take away from this that the cases aren’t burning off and new cases are dead. We are opening lots of new cases. We have large cases burn off all of the time and we’re doing a good job of filling the larder. As Dom says, it just happens to be more in middle market cases. So it’s still, again, we’re off to our second best year in our history in this division.

Tim McHugh: OK. And then just one quick number I was wondering if could, the Technology segment now with the re-classification how much consulting revenue is left in there? Or is that almost purely software driven revenue at this point?

Male: Consulting revenue –everything that got transferred over for the most part into FLC FEDA was consulting revenue. It would probably be easier for you to call David offline and get more detail.

Male: Yes, there’s still a small piece in there. They do e-discovery in the Technology practice yet.

Male: But it is becoming more and more pure Technology division.

Tim McHugh: OK. Thank you.

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

Operator: Our next question comes from Jim Janesky with Stifel Nicolaus.

Jack Dunn: Good morning, Jim.

Jim Janesky: Yes, good morning, guys. Thank you. When you look at number of new large cases you know you talked about that last quarter either in tech or in FLC my question you know also – what it comes down to is you know we saw some large cases as you started last quarter. And some of them were even outside of the securities or financial services industry.

Obviously, we’ve seen you know some very high profile cases filed. I mean since those high profile cases have been filed have you received new larger cases? Or has the activity at least gone up significantly? I just want to get an idea of how you expect that to build as 2010 progresses?

Jack Dunn: Well, the answer to the question is yes, we have. And you know as you know in all of these cases Jim you know it’s hard you know when you first get into them it tends to be very intense and it’s very hard you know initially to predict the legs because some of them the inclination would be to settle versus to fight. And a lot of it will be determined by either the plaintiffs resolve or in the case of others the government.

But the answer to your question is yes we have gotten new ones you know related to a lot of the activity you’ve been reading about.

Jim Janesky: OK.

Male: There’s definitely a different feel in terms of the phone ringing and in terms of the opportunities that are out there. And I think we’ve never been better organized on a cross segment basis to put together the teams that Dom mentioned.

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

So you’ll see much more of a focus this year from us on industry specialization because that really is the key. We have financial industry experts. We have products liability experts. We have a bunch of capabilities you know healthcare insurance across our company that we think will give us an edge in these matters and that’s the way they’re going to be done in the future as opposed to just generalists.

Jim Janesky: OK. And then shifting gears a bit to margins you know we know that the first quarter margins are always impacted by payroll resets and such in the – especially in the headcount driven areas.

But Jack you know specifically to your question – I mean to your comment in the corporate financing and restructuring area that you know the 29.6 percent margins are quote “more normalized”. I mean I would expect that those margins would go up through 2010 just because of the actions that you’ve taken on headcount reductions. But is there something else in the segment I need to consider?

David Bannister: Jim, it’s David Bannister, good to hear from you. Your point on the FICA reset and so forth is correct. We typically have about a 200 to 250 basis point drag in the first quarter and that was true again this year. So that point is well taken.

The point as to the corporate finance margins throughout the year it’s you know going to be largely dependent on volume. The first quarter was a good solid quarter with good pricing and good – and pretty good although not great utilization. The headcount reductions are designed to improve utilization and we’ll see how that goes as new case openings occur.

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

Jack Dunn: Yes, and there’s a small part of it that could be mix also to the extent the transaction advisory business really picks up and the restructuring business continues to slow down a bit, the margins on the transaction advisory business is not quite as high as the core restructuring.

Jim Janesky: OK. And then as a follow up, within technology obviously very high EBITDA margins. You folks have you know spent time stressing time over time you know that these are going to fluctuate depending upon volume. But with the overhead reductions have we set a new floor at least and they will vary based upon volume? Or you know has pricing become more competitive and we shouldn’t expect that?

Dennis Shaughnessy: I think Jack – Jim, it’s Dennis, Jack, I think tried to illustrate that you know we are obviously seeing pricing pressure as I think everyone in this business has seen, at least this segment, and have been able to offset with fairly significant increases in volume.

You know this still is an area that they get huge assignments. And the assignments you know tend to be very, very intense and very high stakes. And so it is one of the areas that you know maybe you keep resetting to a certain extent but there’s still a significant EBITDA influence by the intensity of these big assignments when they come in. And then, as you know, they tend to level out at a more steady state which means you know less processing, less utilization or an ASP basis, the technology, things like that.

Jim Janesky: OK. All right, thank you.

Operator: Our next question comes from David Gold with Sidoti.

David Gold: Hi, good morning.

Male: Welcome back.

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

David Gold: Thank you. It was just a quick (hop). Let’s see. I just wanted to get a little more color on the pricing environment. It looks like and it’s certainly been – last year was a tough year for everyone for you and all of your competitors as far as pushing through price.

And the first quarter numbers look promising as do some commentary across the board. So I was just curious if you can speak a little bit to the environment for passing through price increases this year versus last. And you know are we experiencing the success that it looks like we are and how do we feel about that?

Dennis Shaughnessy: I’ll start David. It’s Dennis. You know I think that look at it on a sector basis I mean right now obviously you know Econ, I think, is speaking for itself. It’s playing out pretty much the way our economists predicted the market would.

I think as these you know especially high states litigation that is either initiated by governmental investigation or you know in conjunction with it on a civil basis I think you know the pricing increases that we’ve put in there you know will you know not be an issue. And if anything you might even see it expanded down the road depending on demand.

I think in FLC see it’s a competitive marketplace. We compete against people who that is their only business and primary business. We tend to get, as you’re well aware, the biggest accounts, but then you know they tend to be you know maybe very price competitive as they try to you know compete in more of the smaller accounts.

I thinking Technology it – we’ve said before we’re you know we’re dealing with Moore’s Law you know the price and cost of storage and processing declines every year with the expansion of your ability to process faster and the way you offset that is with volume and I think we’re effectively doing that.

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

I think clearly the big jobs that we have there, the first quarter, and some of the new ones that have just recently come in price does not seem to be that much of a consideration given the severity of issues that we’re dealing with some of them there or the importance of success in you know the case of trying to put complex mergers together.

I think in restructuring, I think it’s you know we’re not seeing a degeneration of the prices. I think as Dom said before it’s you know if anything pricing is up. It’s just we’re seeing a shift in our mix you know to smaller and you know smaller engagements you know are more of a challenge to efficiently man. And the big ones, obviously it’s easy to locate teams in one place. You’re not having them travel as much. It’s much more efficient the way you’re doing it.

So you get a margin benefit from the efficiency of the jobs you know the size. A lot of the big jobs have success fees associated with them so as they end or on a milestone basis you know there also could be a margin enhancement. But I think it’s so far so good on pricing. We certainly see the competitiveness in Tech and we see it still in FLC.

David Bannister: Jim, it’s Dave. I’d like to add one other thing on that. As you look at the technology segment, the introduction of Acuity is designed specifically to save clients money. And so from a pricing standpoint that’s designed to be a price leader in the market. It’s designed to dramatically improve efficiency in the review process and drive down client costs.

For us it will be incremental revenue because we haven’t participated in that segment before but make no mistake, that’s designed to save clients money and to reduce their costs.

Jack Dunn: Yes you know, David, this is one of those times I know we all like to get granular and analyze the rates and all of that but this is one time when really the answer was a macro one and not so much a one micro one.

FTI CONSULTING

Moderator: Eric Boyriven

05-05-10/8:00 a.m. CT

Confirmation # 5503640

Over the 10 – the last 10 years the in house general counsels and the other people have become experts in being sophisticated buyers of our services. We always used to joke and there’s no even reason to joke any more that anybody that asks about tour rate per hour was asking the wrong questions. These people are sophisticated. There’s a lot of data out there. They’re analyzing jobs.

Last year, budgets were shut down. This year we’re seeing expansion in budgets. We’re seeing risk taking. We’re seeing a lot different attitude. They’re not you know cavalier consumers, but we are seeing that people are willing to spend some dollars to accomplish some very important and significant tasks. And I think that’s the major sea change that we’re starting to see break through.

You’ll never come back from the fact that they became very efficient last year but you will see them spending on more and different things. I was at a supplier conference about a month-and-a-half ago and it’s one of our major clients who said they are happy to give us more work. They are happy to expand and use all of our services, but they want to know how they can pay a little bit less per unit and give us a lot more units.

That’s exactly what you’re seeing in technology. In our (econ) we’re seeing that the people that are looking at feasibility and strategy discussions are opening the pocket books because there’s so much at stake right now.

So I think over the year as opposed to it being buried and whether we get $10 increase in our rate per hour or whatever it’s going to be in a different philosophy. If you are an intelligent consumer, you want to find somebody that can play that game on the other side and we have been that person for a long time. So I’m very optimistic on that score.

FTI CONSULTING

Moderator: Eric Boyriven

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David Gold: Sure. I mean I guess I’m trying to think about it layered over the fact that to your point or to sort of everyone’s point last year was a real tough year from a price standpoint you know not just for you but for the law firms if we think about FLC.

And of late, they not only have higher expectations for rates this year but they actually have been increasing rates and successfully from what we hear pushing through.

Jack Dunn: It really was not as much about can you lower your rate. It was about we’re not going to do that project. That’s what I’m saying to say is the difference this year.

David Gold: I see. OK. And then one other just quick one, can you speak about areas aside from economics or including economics where you’re still looking to add folks or bulk up?

Dennis Shaughnessy: Well, I think, without a doubt geographically we – as Dom said we just added a group in Spain that will be coming on very soon. They’re sort of in the midst of their gardening leave over there.

We acquired Baker Tilly in Hong Kong bringing some great professionals to our all ready existing strong operations in Hong Kong. We are looking at several external growth opportunities in Asia and are fairly far down the road in discussion with some people again to add more critical mass to a market that, I think, we all know is going to have great demand for services.

Latin America you know we’re looking at beefing up, we’re hiring there, and we’re looking at some acquisitions down there. In London, David, we continue to grow and London is now our second largest you know operation. And in FLC we are looking to hire more and more industry experts with the emphasis on experts.

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As we said, we started about 2, 2-1/2 years ago to change that practice from a lot of very strong generalists to people that significant industry domain expertise. Dom.

Dom DiNapoli: Well, I think the critical area that you mentioned Dennis was international. And you know Asia, in particular, I think we’re doing it in a very careful way. This management team has had 2 or 3 trips over the last 6 months meeting with people, understanding the best approach to build out our practices there. And I think we’ve got a game plan that we should be successful.

Jack Dunn: Yes, given that you know we understand who the audience is for these calls I’d like to be very clear there’s no area where we aren’t interested in adding people. I mean our sweet spot is those great practitioners who have practices and who in bad markets their clients stick to them like glue and there is always room for them and we’re aggressively hiring those types of people across our company.

David Gold: Perfect, thank you all.

Operator: Our next question comes from Joseph Foresi with Janney Montgomery Scott.

Joseph Foresi: Good morning, guys.

Jack Dunn: Good morning, how are you doing?

Joseph Foresi: I wonder if you could first talk about just the general sense that you got in the first quarter would you say that it’s tracked in line with your original assumptions when you kind of talked to us on the last quarter call. And if it hasn’t maybe you could talk about any particular changes that you saw.

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David Bannister: Joe, it’s David Bannister and that’s a good question and one we’ve looked at very hard. I would say the first quarter was very close to our original assumptions. The fall off in the core Corporate Finance/Restructuring perhaps was a little more troubling than we would have liked but it was not outside the bands of what we were looking.

On the other hand I think some of the strength in Econ was gratifying. We thought it was coming. We saw certainly at the end of the year the number of conflict checks we were doing and believed those would turn into revenue. And, in fact, they did turn into revenue. So I would say the first quarter tracked very well with our expectations.

Joseph Foresi: So it would be fair to assume that you know that would – it’s in line with what your assumptions were when you gave the original guidance?

David Bannister: Yes.

Joseph Foresi: OK. And then just secondly, as you’re – we’re all ready I guess, 25% into the year. You know last year there was a lot of focus on the structuring practice and that being sort of a potential catalyst.

As we set up for sort of the back half of this year, maybe you could talk about any particular catalyst that you know you’re seeing that could potentially drive the results. And you know what gives you maybe some visibility and if it was there at the beginning of the year or you were expecting it?

Dennis Shaughnessy: Let me start off and have everybody jump in. I think there’s probably three or four things. One is these very large engagements. As we have become engaged in some of the things you’re reading about or watching on TV, depending on how they play out, how the clients you know decide to utilize us and in a lot of these large ones we have really gone to the client

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with broad based solutions which track across all of our segments of communications, forensics and technology.

So I think they represent very large upside opportunities. But in all honest they’re very new. They’re as fresh as you’re watching them. And so we really have to get you know a feel for how they’re going to play out but they certainly could have upside at the latter part of the year that we didn’t back in. I think that clearly something is going to happen in commercial real estate. There are just too many projects that don’t work and I think there’s too few dollars and I think the banks really do need address that.

And we’re seeing it’s not just a problem that’s you know peculiar to the U.S. We’re seeing it in certainly Europe as well as the Middle East. And I think that that area could heat up at the end of the year. And really on the front end of the business, we have the best team of structuring real estate experts. And they would be the ones involved as new liquidity starts to flush into these where you get a capitulation pricing possibly in a lot of geographies at the end of the year and the second half.

You’ll see new money move in to start to refinance these projects. And as it does that’s our were SMG group really shines. You know they would be in the front and the forefront of a lot of that. And we have a lot of clients that are literally sitting back, waiting and studying what they’re going to do. So I would say two areas clearly are the big assignments that we’re getting could really take off and mature into significant and complex assignments for us with you know relatively high billing. And then I expect the real estate group to really start to get busy in the second half. David?

David Bannister: Joe, one way to think about it and it’s interesting because it goes to how we think about planning for the future is on an absolute basis we would expect Corporate Finance to still have an

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above average demand throughout the year, as Jack mentioned, the second best year ever in most instances.

We probably suspect that the rest of our business will have slightly below average demand through the year. But the momentum we think will be improving in our other businesses and slow in Corporate Finance. That’s kind of how we are thinking about the year. So as the year progresses we expect to see stronger results in our more cyclical businesses.

Dom DiNapoli: Right and you know as Dennis said you know the big opportunities really can drive the needle. We’ve got the large M&A deals that have been announced. I mean that drives our Financial Dynamics and our Economic Consulting practices. You know you need two, three of those large deals and you know things start looking up again.

You’ve got the government investigations that we’ve been reading about. Now you know we’ve been predicting when the investigations were going to start picking up. You know it could be that that time is now. But that certainly would drive both Econ and our Forensic practices results.

Dennis Shaughnessy: And technology.

Dom DiNapoli: And Technology absolutely. And then you’ve got you know disasters like the oil spill. I mean that’s a – we play big in deals like that when there’s large pools of data that needs to be you know scrubbed, organized, presented you know pursuant to subpoenas and any other regulatory requests for information.

And in addition to that we also have our forensic practice, along with our Econ practice that will go to the defense of some of the businesses that are getting challenged. In addition, we’ll help quantify the cost of clean up or correcting any other particular crisis.

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And you know probably the first practice that gets involved in any of those transactions or deals is our crisis communications practice. And as Jack said you know we’re certainly outside of the United States we’re the largest and best, most respected. And the U.S. is an up and coming practice that you know we’ve got a lot of confidence in that they are going to play a big role in situations that occur like the recent oil spill or product liability suits that you know require companies to properly communicate to all of their constituents what’s going on to try to maintain some order to the chaos that the company’s need to wrestle with.

Jack Dunn: You know I’m sorry to bring it back to the macro, again, but the penumbra for all of this is the incredible populous vilification of Wall Street and corporations and the enforcement. In Econ they’re bringing more cases. They’re bringing more. They’re looking at mergers, harder. They’re not necessarily stopping them but they’re playing poker and trading things, divestitures and things like that.

Our individual cases, as I mentioned, the budgets are much larger. You know, the fact that there’s a sentiment against large corporations which you see in the oil spill stuff and all of that is not lost on plaintiff’s lawyer. This is a very good time for them to be very active. There was an article yesterday about the plane loads of people who brave the ashes to fly into Shreveport to be able to file their lawsuits.

So I think you know we’re in possibly an arena where the Forensic Litigation and Technology businesses as well as (econ) and really all of our businesses will be very, very busy towards the back half of the year.

Joseph Foresi: OK. And just one last question, I think as you look at the legal environment you know going through the first quarter, maybe you could just talk about how it compares to last year? And have we reached, I guess, a new normal for lack of a better term? Or you know do you

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expect it to continue to improve and maybe what gives you your – what says you one way or another?

Jack Dunn: I think it will continue to improve because I think it was you know except when you have those situations like a Madoff or whatever it was fairly frozen. And I think people are you know going back to you know they’re not being silly about it and they’re not being cavalier about it. But on a, you know, the litigation and defending yourself and your intellectual property.

And, in fact, one of the things that’s one of the best indicators for the economy is the number of IP filings. Our IP people are you know off the charts in terms of their utilization. And so I just – I think you’re seeing a return to normalcy that I think will grow. I think there’s – not to say business won’t be done a different way. And the good news for us is we’ve always been one of the leaders in being able to find new ways to work with the major clients to do what they want more efficiently.

You’re seeing less early settlements of litigation, of smaller litigation and another indicator of that as our trial services people are very busy which means things aren’t settling, they’re going to trial. So I think it’s a – it’s definitely a different feel in the air from what it was a year ago.

Joseph Foresi: OK. Thank you.

Operator: Our next question comes from T.C. Robillard with Signal Hill Capital Group.

T.C. Robillard: Thank you for taking my questions. Just two quick questions.

First, on the increase in the headcount in your FLC segment, is that a direct result of an increase in your pipeline as far as matters? Or is that more of a predictive metric on your end based on just historical trends or what you’re seeing in the marketplace? I’m just trying to get a sense as to what’s driving that?

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Dom DiNapoli: Well, the increase quarter versus 2009 was really too big areas. One we had 20 new – 29 new hires in our Latin American practice. We opened up an office in Columbia. And if you recall we also acquired a practice in Boston. That was around 22 people.

So you know right there, that accounts for a large number of the increase that you’ll see quarter to quarter.

Jack Dunn: Yes, somebody asked a question earlier. We are gearing up for what we think will be a major year in terms of specialized practices like FTC, like construction, like our healthcare and all of that. So we are definitely in the market to build that on a strategic basis through headcount.

Dennis Shaughnessy: Yes, the Boston was predominantly an SEC practice, and again I think the macro drivers there are obvious.

The Latin American practice and the growth you’re seeing in Asia it is directly derivative of capital flows you know that are intensifying into those areas a lot of that work gets done again in front of the capital placement in the continuum there and that business both in Latin America and in Asia has really picked up.

T.C. Robillard: OK. Great and then just want to get a sense of – could you put a little bit of numerical meat on the bone with respect to your TAS segment, whether you want to talk about kind of growth rates, new matters. I know you put some qualitative comments in your prepared remarks. Any more on the numerical numbers you could throw on that would be helpful. Thank you.

Dom DiNapoli: Well you know we don’t have a lot of – a lot more in the way of numerical numbers. You know a lot of the transactions that we were anticipating would occur that would require our people to do diligence on work really hasn’t panned out as we expected because the kick in the can is

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just you know refinancing with the existing lenders for a lot of the deals that you know under normal circumstance would have gone to work out and may have found you know new lenders that required diligence.

So to the extent that you know we’ve got these extend and pretends or whatever you want to call them they’re less likely to require much, if any, outside advisors to deal with the collateral and you know analyze deal and the covenants because the lenders are very familiar with the company and it’s just a matter of hoping that the EBITDA is going to increase to a level where something more constructive could occur.

Dennis Shaughnessy: Yes, in the – the private equity world, the large deals, as you know structured finance is available and we would expect to see an increased activity as you move from sort of the contemplation of a deal no knowing that you have financing to actually you know trying to you know make the bids, make the offers and work through the diligence on those and obviously that’s what these guys do.

Smaller, mid market is still not there yet. The structured finance is really not available to those. You know the private equity guys would have to over equitize those deals to a certain extent. And, again, in that marketplace if you’re an investor we still get a sense that the private equity firms are still very portfolio centric. They’re still looking at their existing investments and keeping their powder dry for what they all ready have on the books.

So you know we would say – we would anticipate you know the higher end of the market to drive more business for us in the latter half of the year as, again, a lot of sort of the looking at deals is replaced with you know the hard offers and the diligence that would go along with it.

T.C. Robillard: Great. Thanks for the commentary. It was helpful.

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Operator: Next up is Paul Ginocchio with Deutsche Bank.

(Asuka Vil): Hi, this is (Asuka Vil) for Paul. Can you just quickly update us on your ((inaudible)) share purchase authorization?

David Bannister: We have a remaining $250 million authorized under our program. The program was announced in November and was designed as a two year program. So we have not executed any additional repurchases since the one that was announced in November and completed in January of $250 million.

So again, we have $250 million left to go and have about a year-and-a-half to execute that.

(Asuka Vil): OK. And just quickly on the Corporate Finance/Restructuring practice is it fair to assume that the magnitude of decline that you saw in the first quarter would sort of continue through the year?

David Bannister: The decline in the first quarter was about 8% across the entire practice. Obviously, there was – as Jack mentioned in the call there were a number of sub-practices that were up and the other – the core U.S. practice was down more than that.

At this point in time, we would you know we don’t tend to give guidance by individual segments, but I don’t think that’s not a bad indicator of kind of what we think.

(Asuka Vil): Great. And just last quarter you said that all other practices you expect them to draw in the low to mid double digits, is that still what you’re expecting?

Jack Dunn: Yes.

(Asuka Vil): Great. Thank you.

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Operator: Our next question is from Bill Sutherland, Boenning Scattergood.

Bill Sutherland: Hey, thanks for taking the questions. Just a couple of quick ones. David, the success fees in the quarter were they pretty typical?

David Bannister: Yes. I mean success fees as you know are not a real big number for us but nothing unusual in the first quarter.

Bill Sutherland: And when you look at your book of business are they looking like the typical mix going forward?

David Bannister: Yes.

Bill Sutherland: OK. I know you think of these very small you know group hire – group acquisitions as hires but is there an organic growth number that we should – that’s a little different than the reported? Or is it pretty much in line?

David Bannister: Yes, there was no real acquisition build that influenced anything. It would be pretty – it’s in the eye of the beholder. I mean if we liquefy somebody’s whip or something we call it an acquisition when in fact we’re really hiring the people. So it’s pretty much you know sort of in the broad definition of organic. No big corporate acquisitions influenced it.

Bill Sutherland: Right, that’s what I thought. And then Dennis, on that line of thinking what’s in the pipeline? Is more of those – I know you want to hire you know focused experts for the most part does that characterize what’s in the acquisition pipeline, those smaller ones?

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Dennis Shaughnessy: Yes, I mean I think we’re looking at you know we’re looking at a lot of interesting opportunities. I think the big change we’ve seen that would probably again be derivative of the change in psychology in the economy is that where people had very good companies that did have some size and some scale.

They didn’t bring them to market or we just sort of had cursory conversations because they didn’t have the confidence in their own outlooks going forward. And they didn’t want to bring their companies you know out where they might have to bet a lot on the (comp) because of the valuations in the marketplace last year.

Markets firmed up a little bit and certainly their confidence in their outlooks has changed dramatically. So we’re not seeing people much more interested in having serious conversations about you know affiliating with us. And you know these would be companies that you know have 50 to 70 you know type of people. Some of them are geographic expansions. As we talked about we’re clearly looking at you know some out in Asia.

And we’re looking at expanding our domain expertise in certain areas you know with particular interest in some companies in Europe that not only bring up you know, again, a broader representation of what we do in Europe but also a deeper domain expertise in certain areas. So we’re looking at a lot of stuff, some farther down the road than others. But you know it would be still predominantly along the lines of muscling up the geography and adding on to a group of services even more services. And then as David always likes to say expanding our domain expertise going forward. David, anything else on that?

Jack Dunn: Before we go to the next question I did want to get back on a little more granularity on the transaction support business. We’re – quarter-to-quarter we’re up about 14% to 15% in new matters that we took this year versus last year and that’s – as Dom described that’s actually with probably a little less of the doing the due diligence for lender’s activity that was up marginally.

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But so that gives you an order of magnitude of how we see the business growing this year. That should be better and better.

Bill Sutherland: One more for me – thanks, Jack. On – curious in the Technology area you mentioned pricing strategy maybe I didn’t quite follow your color on that. If you could maybe hit that again…

Dennis Shaughnessy: Yes, I think David mentioned it in particular in conjunction with Acuity. Acuity is meant to be you know a significant cost reducer for the people that license the technology. And so you know it has a, you know, obviously it is priced for trial and it also is priced to give people a significant cost benefit.

Now, it’s also priced, in our opinion, to give us a very good margin on it as you know it gets installed. So I think that’s one color in the technology pricing. And then, again, I think the pricing for hosting in the marketplace, the pricing for certain processing which tend to be storage driven is clearly something that you know it declines every year and you have to offset it with you know volumes and we’ve been very you know fortunate to be able to do that this year.

Bill Sutherland: Thanks, Dennis. And one last one David, on SG&A which was you know well under control in Q1 what directionally would you say on that for the rest of the year? Thanks.

David Bannister: In the corporate SG&A which is the one I suspect you’re referring to Bill. The first quarter was a very controlled performance. We will spend more most likely in the second and third quarter particularly market events that are scheduled. But we’d see some modest increases there.

Other than that I don’t think there are significant changes that we would expect. There’s a little bit of some compensation things and stuff to kick around after we get through our year end reviews and stuff. So but between the savings from some of the items affecting the special charge I think

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those will pretty much wash out. So the real difference would be more of a marketing spend in the second and third quarter.

Bill Sutherland: Great. Thanks, again, everybody

Operator: Next up, we have Scott Schneeberger with Oppenheimer.

Scott Schneeberger: Thanks, good morning. Just following up on that last question the – you know the restructuring that occurred in the first quarter then obviously the subdued corporate expense in the first quarter, should we be thinking about higher margins this year overall as a result of this action?

I know you had mentioned the normal 1Q to 2Q seasonal update, but any color on the seasonality of the margin thought going forward would be appreciated.

Dennis Shaughnessy: You know we – Scott, we manage the company. Our target is a 25% cash EBITDA margin. We’ve got 200 to 250 basis points of you know stock based compensation expense depending on how it falls and depending on you know variable accounting for some of the consultants.

I think the you know we think that’s margin that is very healthy for this business from the point of view of being able to continue to invest in our people, being able to continue to grow the business, and at the same time deliver a margin that we think is more than acceptable for our investors.

So you’re looking at a 22.5% to 23.5% range you know on a GAAP basis not counting you know obviously the special charge. And so I think we’re around a margin that we feel very comfortable long term is what we should be managing to. And I think we would pick the opportunity where

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you see maybe some short term margin you know expansion you know blips to make different investments in order to build longer term value.

Scott Schneeberger: OK. Thanks, I appreciate that. And then with obviously the SEC activity in the news with Goldman Sachs and then there was you know some talk of maybe some increased SEC activity with regard to insider information going back a few months.

Could you guys just take a little bit more granularly on you know we’ve been touching on it throughout the call but do you think that there’s going to be you know – the comment I think that was mentioned was the phone’s ringing is a different feel. Could you just elaborate on that a little bit more?

Dennis Shaughnessy: Well, I think, I’ll start. Look you’ve got – you’ve got an activist administration that is now you know filled a lot of its hiring requirements in key departments. You’ve got a healthcare bill that just got passed that one of the key elements of cost reduction is investigation of fraud and coding abuses.

And so I think, you know, everything from antitrust as Jack said to you know competition investigations to the obvious SEC actions we’re seeing to what we anticipate will be you know a significant increase in healthcare investigations is causing the phone to ring. I think clients are either responding to direct inquiry from you know different touch points in the government or they’re trying on a prophylactic basis to understand what they need to do to probably respond to them you know as the come forward in the balance of the year.

So there is no doubt that you know we have an administration here and at least indirectly the governments abroad are one they’re wrestling with a lot of crisis so they’re having to be invasive just on a crisis solving basis. But there’s a significant feeling of we need to find out you know who

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the bad guys were. We need to find who has the money to rectify some of the abuses that happened. And we need to make sure that it doesn’t happen again.

So I think there’s a lot of activity.

Jack Dunn: You have anger, embarrassment and transparency and that’s a pretty good formula for a lot of activity. You have you know boards are under the microscope and they can’t you know it won’t be worked out CEO to CEO. You’re going to have a lot of people, there’s a lot of stuff in the air, the New York Times each day basically files a complaint or lays one out. And I think people are going to have to act on that.

They’re going to have to investigate it. They’re going to have to take action when it’s warranted. And I think that’s just an unbelievable kind of atmosphere potentially for a lot of activity.

Scott Schneeberger: Great. Thanks.

Jack Dunn: It’s not just – it’s just not government enforcement it’s what follows that after complaints are filed, now whether it’s big corporations who need to protect themselves and their image or it’s whether it’s ((inaudible)) lawyers who’s had these complaints laid out for them that’s kind of – and certainly you have you know potential juries that have been acclimatized by either losing their jobs or seeing some of the things they perceive happening around them being a right opportunity for plaintiffs lawyers.

Scott Schneeberger: Thank you.

Operator: The next question comes from Tobey Sommer from SunTrust Robinson Humphrey.

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Tobey Sommer: Thank you. I had a question for you. I know you’re not predicting currencies, but maybe you could tell us what the expected currency impact could be or maybe what you embedded within your guidance for 2010? Thanks.

David Bannister: Tobey that’s a good question. Our board asked us that the other day as well. The you know our view is we’re not in the currency predicting business. And so our guidance and our budgets contemplate rates (that are local) that currency would stay the same as it is.

It appears that that is an assumption that will – at least thus far is working out about right through the year. There’s some puts and takes. Our biggest exposure, as you know, is to the British pound followed by the euro, followed interestingly enough by the Canadian dollar and the Australian dollar. So there’s been some movement there but not enough to dramatically effect what we’re looking at.

Tobey Sommer: Thank you. So I guess we could assume levels around the time that you originally gave the guidance would be something in a band that you had built into the guidance?

David Bannister: Yes.

Jack Dunn: Yes.

David Bannister: Yes.

Tobey Sommer: OK. And I had a question for you about just recalling the way I think I remember the business that in terms of the flexibility of your labor staff I used to think of the bottom third in terms of experience of consultants as being ones that could – had skills that could be applied to different segments.

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Is that still something that is part of the business in a way that you can manage ebbs and flows in demand among the segments?

Dom DiNapoli: Yes. And that’s particularly true between our two largest segments, Corporate Finance and FLC.

You know but that’s really true when you’ve got a mega project that you’ve got to get you know large teams very quickly on the field. We try to manage by segments so each of the segments has a level of specialty and they train their young staff, in particular, to ultimately become the senior professionals.

So on a day-in to day-out there is some cross pollination between the teams. But the flexibility is really for the mega cases where we can be considered to go up against some of the largest consulting firms in the world because we can move a big team on a very short notice just about anywhere in the world.

Dennis Shaughnessy: Even though we took you know some headcount you know because of organizational redundancies and some instances we took them out of the segments because of right sizing the team compared to the demand.

We have surge capacity. So if we get surprised in one area if all of a sudden all hell breaks looks you know because of Europe or something and restructuring has to – we can surge. So I think it’s – believe me, we’ve felt very comfortable in what we did. And one of the challenges that we management here sort of tested the segment heads on is if we’re wrong in some of these trend assumptions can you handle increased demand? And so I think everybody has tested that.

Tobey Sommer: Thank you. And then I had a question about strategic and financial communications. Over the last couple of years there was some kind of I guess pricing pressure on the classic core

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retainer business, I’m wondering what your thoughts are on the ability to restore some of that pricing? Or is this something that maybe the marketplace is going to have to live with for some time?

Dennis Shaughnessy: You know I think it’s – as you – you know better than we do the capital markets are still choppy but they exist versus you know a year ago when they hardly existed. People have a reason to spend money where before a lot of people were just throwing up their hands and saying I’m going to sell relative to a market down turn anyway. I’m just not going to spend any money on it so there’s a lot of pressure on the retainers.

The retainers have certainly stabilized Tobey. As Jack said, in his comments you know we’ve had a net gain in them over the last two quarters. I think people are willing to start to spend. There’s been a capacity reduction in the marketplace. Some of the firms you know some of the smaller boutique firms did not fare well the last couple of years. So I mean that would argue that you know as the spend levels start to increase that you know you might see even some more relief you know on pricing pressure on the retainers.

But people are only now beginning to sort of you know as Jack said you know allocate budgets, open the wallets, and you know they’re not looking you know to return right away to you know 2006, 2008 you know pricing levels where everybody was in a fairly euphoric marketplace.

So I think the long term trends look very good there as far as our increased position in market share. The fact that the wallets are finally being open but we have to be realistic that you know I think you’re not going to see until we get a much frothier capital market place a lot of expansion in pricing.

Tobey Sommer: Thank you. Last question is a little bit of a longer term question. Are you still comfortable with the outlook at this size to be able to grow headcount at kind of a high single digit

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rate, get a little bit of pricing and have the top line grow over an extended period of time in the low double digits?

Dennis Shaughnessy: Yes, I mean I think and it’s driven by a bunch of factors. Number one, the platform is maturing for us and as it matures it becomes very attractive to groups of people that operate in the indigenous markets that we’re looking at.

So instead of sort of being the new guy on the street and have to populate an office maybe with (ex-pates) coming in, now you have scale, the brand has reach, you know, we’re doing work. Now, we’re seeing teams of people who are very interested in coming over because they see it as sort of the emerging guy you know in a lot of these markets. It’s credible. You know it has scale. It has you know clients. It has a lot of inbound business given our reach. So we’re talking to a bunch of potential acquisitions where their main interest is the fact that we, in fact, can produce inbound business into their market because of our global clientele.

So I’m very optimistic that you know certainly on a geography basis as you know and a lot of these geographies while we’re represented and we make money we’re small. And so it’s not going to be very difficult to add you know people. It’s going to be like anything else the quality that will be the governor on it.

And then I think that you know we represent a great place on a stability basis, on a scale basis, on a strength of balance sheet basis and given our position at the high end market for experts who want to practice their trade. And I think we won’t take a backseat to anyone, anywhere, in making that statement. And so therefore I think that we’re going to be you know top of mind when people want to make moves and want to come with us.

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So I think we all feel pretty comfortable that you know even though we’ve grown a lot and our size is bigger we’re very small, in our opinion, versus the opportunity globally and have a lot of room to grow there.

Jack Dunn: I mean it’s in our DNA. Every segment leader right now is out there trying to figure out who the best in the market are, how they can convince them to come to FTI. So we’re you know we’re by no means in a retrenchment phase, in any kind of other outlook but bright and people striving to make this to be a place that’s built to last.

Tobey Sommer: Thank you very much.

Operator: We now have a question from Arnie Ursaner with CJS Securities.

Arnie Ursaner: Hi, good morning.

Jack Dunn: Good morning, Arnie.

Arnie Ursaner: I wanted to focus on your economic consulting and communications area. We probably had the best quarter in years in terms of merger and acquisition activity, transaction, second requests. So could you comment on in Q1 in those 2 segments your revenues trends that were episodic versus retainer and what your outlook is for the balance of the year for margins relative to the Q1 actual which may have had some unusually good activity?

Dennis Shaughnessy: Yes, Arnie, Dennis. I think we would temper the comments that this was you know one of the best M&A transaction quarters ever. I think if we go back and probably look at the numbers it’s going to be hard to beat a lot of stuff that happened in 2007 and 2008. It certainly is the beginning of a return you know to a much more frothier market.

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Look, we’ve been saying for 3 or 4 quarters that you know our people sensed you know that the dial was moving in their direction as far as these M&A transactions and most importantly the difficulty of getting them through.

So I think as Jack said earlier a lot of it is you know maybe the numbers are gradually creeping up so we won’t debate that with you but I think the complexity of them is what is you know going to drive a lot of you know our volume in that area.

I think the other area is complex securities litigation. We have some of the foremost experts acknowledge experts in the country. Some that have written the legal textbooks in it and have developed some of you know the present day theories on securities, liability, litigation and they are getting extremely busy so that the drivers there you know we would say is certainly an increase in deals but it’s more the complexity of them and the governments you know possible invasiveness in it.

And then finally, the complex securities litigation people are really getting busy. And I think that that’s certainly going to have some legs on it for a while.

And in corporate communication you know they work predominantly in M&A transaction where there is either you know an unfriendly that gets involved or is an unfriendly transaction. Or you know where there is a large constituency be it a government or a union or a trade group that you know is going to oppose it. So it wouldn’t be a one-to-one correspondents that you know if we see a lot of M&A activity that they’re going to you know benefit one-to-one.

They benefit simply because as a percentage of an increase in activity you’re going to have some (unfriendliness), you’re going to have the government being more invasive and you’re going to have the need to articulate more clearly to the public or the constituencies, the benefits of the

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merger, the benefits of the strategy. Rather than sort of have it you know just go through on a routine basis.

Jack Dunn: Yes, I think, Arnie, our collective view is that there was nothing abnormal or abnormally high in the first quarter in terms of M&A. We’re hoping that that’s the floor and not the ceiling. So we’re looking forward to a more vibrant marketplace there for this year because as you know we placed a lot of bets with our economic consulting folks last year and we’re determined to you know see that business really grow. That’s one of our star performers we predict for this year.

Arnie Ursaner: So would it be fair to say as you increase utilization and have these more complex cases the margin you had in Q1 should be exceeded in the balance of the year, is that a fair way to look at this?

Dennis Shaughnessy: You know I hate to predict it, but I think as I tried to say I think it’s growing into its margins. So I would be disappointed if it weren’t better.

Arnie Ursaner: OK. And you know again you’re always in the forefront frequent with headline news. Could you comment on the opportunities you see from the sovereign debt crisis specifically as it would relate to communications?

There was press the other day about Greece targeting the need to get better communications out there to the investment world and mentioned firms like yourself as candidates to do some of this work. What opportunities are you seeing in the crisis? And again specifically on communications but also possibly on the restructuring side?

Dennis Shaughnessy: Well, I mean we saw the same article you did in Bloomberg. It did mention us and you know we’re not going to talk specifically about assignments especially ones that are as sensitive in some of these sovereign areas.

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We are involved in some of these areas. We would anticipate that that would pick up and you know clearly there’s certainly – if you looked at the news this morning there certainly needs to be you know a different approach to communications of what has to happen in some of those areas because whatever they’re doing doesn’t appear to be working right now.

Jack Dunn: Yes. We have a large history of working for sovereign governments so that’s – not in that capacity thankfully for them. But it’s – we’re naturally somebody that would be on a short list for those situations. So we would expect that you know we would our fair share of that representation as we go along.

Arnie Ursaner: OK. My final question you didn’t formally reiterate guidance but in response to a previous question it sure sounded like you reiterated most of the components embedded in your guidance.

Is there anything more you’d care about to add about just sort of the mechanical part of not reiterating your previous guidance?

David Bannister: Arnie, as you know, our custom has been to formally readdress guidance after the second quarter when we have sufficient data points to really do a top down and a bottom up rebuild of the budget. So we will continue that practice.

Dennis Shaughnessy: No, I mean you know I think that’s the best practice. And as we said first quarter came in as planned to take that for you know that we’re satisfied with it.

Arnie Ursaner: Thank you very much.

Operator: Next up we have Kevin McVeigh with Macquarie.

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Kevin McVeigh: Great. Thank you. All of the consultants that were shifted from Technology as a result of the reclassification were they all moved up into FLC? Or were there any that were part of the restructuring?

Dom DiNapoli: They were all moved to FLC.

Dennis Shaughnessy: Well, there were a couple of people – they took the opportunity to you know obviously accelerate some possible planned exist just to because of the timing. But they didn’t have many you know that came out of that group. In fact, I think the number is two.

Dom DiNapoli: They were unrelated decisions.

Dennis Shaughnessy: Yes.

David Bannister: Right. And they, in fact, have been hiring since. That’s going to be a very busy – if you can imagine with – they’re particularly (shining) in terms of investigative work and helping clients respond to documents and things like that. So they’re going to be very busy this year.

Dom DiNapoli: Right. And that’s a practice that we’re also increasing our hiring out – overseas particularly in Europe.

Kevin McVeigh: Great. That’s helpful. And then as you think of use of capital and I know we didn’t buy back any stock in the quarter, but as we think about the second half of the year buyback versus you know strategic acquisitions. And you know any percentage on an allocation basis relative to free cash flow, could you help us think about that?

Dennis Shaughnessy: Well, I think there’s certainly more deals available to us so I think you have to be cognizant of what represents long-term growth opportunity.

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And, I think, you know clearly as we said before you know we think the stock is cheap. We’re watching it. We’re trying to understand the market. We’re trying to understand the best you know what would be the most effective technique if we wanted to buy back stock. As David said, we have time with the $250 million. And you know I think we’re trying to understand as any investor would because that’s what we’re doing you know where is the market going? Where is the you know where’s the world going? And on a timing basis you know what would be good timing?

But I think the biggest change from this time last year is seeing much more attractive external growth opportunities where would allocate capital to build long value.

David Bannister: I know you’re a little bit newer to following us but certainly what we’ve shared with people in the past is we view a share repurchase as a use of capital that is attractive to our shareholders. And we evaluate any other use of capital against that as an opportunity. So as we think about potential acquisitions or other growth opportunities our first sanity check is would we be better off just buying the stock?

So that’s not giving you guidance as to percentages because it would depend on the facts and circumstances at the time but that’s sort of our view in cost of capital. We like our company and we think it’s a very attractive investment for us. And so we look at dilution and the possible benefits of growth derived from an acquisition – evaluation price on an acquisition versus buying our stock in.

Kevin McVeigh: Great. Thank you.

Operator: Our final question is a follow up question from Jim Janesky with Stifel Nicolaus.

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Jim Janesky: David, just a quick question on interest income surprised it went up sequentially. What are the expectations for the rest of the year?

David Bannister: That had two components to it, Jim. It had interest income and it also had some FX gains in it. So I think it’s a little bit of a false indicator. I’ll give you the break out of that offline.

Jim Janesky: OK. Great. Thank you.

Operator: That does conclude our question-and-answer session. I’d like to turn the conference back over to our speakers.

Jack Dunn: OK. Well, thank you very much and thanks to all of you for joining us this morning. And I’m sure we’ll be talking to many of you in the next couple of days about any other questions that you have. So you’ll talk to you next time.

Operator: And that does conclude our conference. We appreciate your participation.

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